#___ — April 20, 2007	Contact:	Roger Schrum +843/339-6018 roger.schrum@sonoco.com
Sonoco Reports First Quarter 2007 Financial Results
Company Increases Full-year Earnings Guidance
Hartsville, S.C. — Sonoco (NYSE: SON), the global packaging company, today reported first quarter 2007 earnings of $.52 per diluted share, an 18 percent increase over first quarter 2006 earnings of $.44 per diluted share. As a result of the Company’s accounting calendar, the first quarter of 2007 included 91 days, six more days than the same period in 2006. Results for the first quarter included after-tax restructuring charges of $4.8 million ($.05 per diluted share) related to previously announced cost-reduction measures. Prior year results included $1.4 million ($.02 per diluted share) of after-tax restructuring charges.
Base earnings for the first quarter of 2007 increased 24 percent to $.57 per diluted share, compared with $.46 per diluted share in the same period in 2006. Base earnings is a non-GAAP financial measure that excludes restructuring charges and certain non-recurring or infrequent and unusual expenses, as applicable. Additional information about base earnings and base earnings per share along with reconciliations to the most closely applicable GAAP financial measure is provided later in this news release.
Net sales for the first quarter of 2007 were $956 million, a 17 percent increase over the $819 million posted in the same period of 2006. “Approximately half of the increase in sales during the first quarter of 2007 was a result of the longer quarter, while acquisitions, primarily in our Tubes and Cores/Paper and Consumer Packaging segments, added $32 million in revenue,” said Harris E. DeLoach, Jr., chairman, president and chief executive officer. “In addition, we were pleased to be able to recover much of the materials and other cost increases experienced during the quarter through higher selling prices.”
Net income, which included the above-mentioned restructuring charges, for the first quarter of 2007 was $53.1 million, up 18 percent, compared with $45.1 million for the same period in 2006. Base earnings were $57.9 million, up 25 percent, compared with $46.5 million in the prior year period. In addition to the longer quarter, first quarter 2007 base earnings were aided by $5.5 million ($.04 per diluted share) for the recovery of certain benefit costs from a third party that had not been included in the Company’s prior guidance. The first quarter of 2006 included a favorable adjustment to certain state taxes that increased prior year quarterly earnings per diluted share by $.03.
“Through manufacturing productivity improvements and attention to cost management, we were able to successfully navigate our way through what was a volatile first-quarter environment. The price for our largest cost component, old corrugated containers (OCC), increased significantly during the quarter,” DeLoach said.
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Sonoco Reports 2007 First Quarter Financial Results — page 2
“While OCC prices have declined modestly in April, we expect them to remain elevated and unpredictable. We believe that managing price swings in OCC will likely be one of our greatest challenges over the next few quarters.”
Cash generated from operations for the first quarter of 2007 was $58.0 million, compared with $69.0 million for the same period in 2006. The decrease was primarily due to increased working capital partially offset by improved earnings. Capital expenditures and cash dividends totaled $36.9 million and $24.0 million, respectively, in the first quarter of 2007. In addition, on February 8, 2007, the Company completed the repurchase of 1.5 million shares of its common stock at a cost of $56.7 million. The Company has five million shares remaining under its current board authorization.
Second Quarter Outlook
“Despite spiking OCC costs, we were pleased with our first quarter financial results as base earnings were well above our previously announced guidance of between $.47 to $.50 per diluted share,” DeLoach said. “Sonoco expects second quarter 2007 base earnings to be in the range of $.55 to $.58 per diluted share, assuming no significant change in Companywide volumes and/or prices or a change in general economic conditions. As a result, the Company expects full-year 2007 base earnings per diluted share to be in the range of $2.36 to $2.40 per share.” Sonoco previously had provided full-year 2007 base earnings guidance in the range of $2.28 to $2.31 per diluted share.
Segment Review
Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products: round and shaped rigid packaging (both composite and plastic); printed flexible packaging; and metal and plastic ends and closures.
First quarter 2007 sales for the Consumer Packaging segment increased 12 percent to $333 million, compared to $298 million for the same period in 2006. Operating profit for this segment was $29.6 million, up 15 percent from $25.8 million in the first quarter of 2006.
In addition to the impact of more days in 2007’s first quarter, sales in the Consumer Packaging segment were up year-over-year due to sales from acquisitions, higher selling prices and favorable foreign currency rates. The increase in Consumer Packaging operating profit was primarily due to the additional days in the quarter, savings from productivity and purchasing initiatives and the allocation of a portion of the previously mentioned recovery of certain benefit costs. Price increases were mostly offset by higher material, labor, energy and freight costs.
Tubes and Cores/Paper
The Tubes and Cores/Paper segment includes the following products: high-performance paper and composite paperboard tubes and cores; fiber-based construction tubes and forms; recycled paperboard, linerboard, recovered paper and other recycled materials.
First quarter 2007 sales for the Tubes and Cores/Paper segment were up 20 percent to $406 million, compared with $338 million for the same period in 2006. First quarter operating profit for Tubes and Cores/Paper increased 49 percent to $41.0 million, compared with $27.5 million for the first quarter of 2006.
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Sonoco Reports 2007 First Quarter Financial Results — page 3
First quarter sales in this segment benefited from acquisitions, higher selling prices, particularly in recovered paper, favorable foreign currency rates, and the impact of the additional days. Factors contributing to the year-over-year improvement in operating profits included volume gains in Europe, Asia and North America tubes and cores, due both to acquisitions and additional days in the quarter; productivity improvements, most notably in our European operations; the allocation of a portion of the recovery of certain benefit costs; and higher selling prices, particularly on recovered paper and North America and European tubes and cores. These higher selling prices were essentially offset by higher material costs, including the higher OCC prices, along with increased energy, freight and labor costs.
Packaging Services
The Packaging Services segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semi-permanent and permanent point-of-purchase displays; brand artwork management; and supply chain management services including contract packing, fulfillment and scalable service centers.
First quarter 2007 sales for the Packaging Services segment increased 28 percent to $124 million, compared with $97 million for the same period in 2006. Operating profit for this segment was $11.5 million, up 26 percent over the $9.1 million earned in the first quarter of 2006.
In addition to the impact of more days in 2007’s first quarter, sales in the Packaging Services segment benefited from higher volume in both point-of-purchase displays and service center operations along with the favorable impact of foreign currency rates. First quarter operating profit increased due to the longer quarter, higher volume in point-of-purchase displays and productivity improvements, partially offset by increased energy, freight and labor costs. Because the increased volume in service center operations was mostly on a pass-through basis, with little margin, these increased sales did not have a material impact on operating profits.
All Other Sonoco
All Other Sonoco includes businesses that are not aggregated in a reportable segment and include the following products: wooden, metal and composite wire and cable packaging reels, molded and extruded plastics, custom-designed protective packaging, and paper amenities such as coasters and glass covers.
First quarter 2007 sales for All Other Sonoco were $93 million, up 9 percent over first quarter 2006 sales of $85 million. Operating profit for All Other Sonoco was $13.7 million, an increase of 10 percent when compared with operating profit of $12.4 million for the first quarter of 2006.
The first quarter sales increase in All Other Sonoco was due to higher volume, mostly as a result of the additional days, along with the favorable impact of foreign currency translation. The increase in operating profits reflects the impact of additional days along with productivity improvements, partially offset by the increased costs of energy, freight and labor.
Corporate
Depreciation and amortization expense for the first quarter of 2007 was $42.7 million, compared with $38.2 million in the first quarter of 2006. Net interest expense for the first quarter of 2007 increased to $11.5 million, compared with $10.9 million during the same period in 2006, due to higher interest rates and the additional days in 2007’s first quarter, partially offset by lower debt levels.
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Sonoco Reports 2007 First Quarter Financial Results — page 4
The effective tax rate for the Company for the first quarter of 2007 was 34.4 percent, compared with 31.2 percent for the same period in 2006. The year-over-year increase in the effective tax rate was due primarily to a favorable adjustment to certain state taxes recorded in the first quarter of 2006. The Company’s earnings guidance for 2007, as discussed above, reflects an expected tax rate of approximately 34 percent.
Conference Call Webcast
Sonoco will host its regular quarterly conference call today, Friday, April 20, 2007, at 11 a.m. Eastern time, to review its first quarter 2007 financial results. The live conference call can be accessed in a “listen only” mode via the Internet at http://www.sonoco.com/, under the “Latest News” section. A telephonic replay of the call will be available at 1:30 p.m. Eastern time on April 20, 2007, to U.S. callers at 888/286-8010 and for international callers at +617/801-6888. The access code for both replays is 45939258. The call will be archived on the investor information section of the Sonoco Web site for 30 days.
About Sonoco
Founded in 1899, Sonoco is a $3.7 billion global manufacturer of industrial and consumer packaging products and provider of packaging services, with more than 300 operations in 35 countries, serving customers in 85 nations. Additional information about Sonoco is available at http://www.sonoco.com.
Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities and Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “consider,’ “plan,” “anticipate,” “objective,” “goal,” “guidance” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, continued payments of dividends, stock repurchases and producing improvements in earnings.
These forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future
performance and are subject to risks, uncertainties and assumptions that are difficult to predict.
Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:
•	availability and pricing of raw materials;

•	success of new product development and introduction;

•	ability to maintain or increase productivity levels and contain or reduce costs;

•	international, national and local economic and market conditions;

•	fluctuations of obligations and earnings of pension and postretirement benefit plans;

•	ability to maintain market share;

•	pricing pressures and demand for products;

•	continued strength of our paperboard-based tubes and cores and composite can operations;

•	anticipated results of restructuring activities;

•	resolution of income tax contingencies;
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Sonoco Reports 2007 First Quarter Financial Results — page 5
•	ability to successfully integrate newly acquired businesses into the Company’s operations;

•	currency stability and the rate of growth in foreign markets;

•	use of financial instruments to hedge foreign currency, interest rate and commodity price risk;

•	liability for and anticipated costs of environmental remediation;

•	actions of government agencies and changes in laws and regulations affecting the Company;

•	loss of consumer confidence; and

•	economic disruptions resulting from terrorist activities.
The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.
Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its Web site, http://www.sec.gov, the Company’s investor relations department and the Company’s Web site, http://www.sonoco.com.
References to our Web Site Address
References to our Web site address and domain names throughout this report are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our Web sites by reference into this report.
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Sonoco Reports 2007 First Quarter Financial Results — page 6
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED
	April 1,	March 26,
	2007	2006
Sales	$955,679	$818,769
Cost of sales	770,514	662,593
Selling, general and administrative expenses	89,686	81,337
Restructuring charges	6,806	2,355

Income before interest and taxes	88,673	72,484
Interest expense	14,124	12,118
Interest income	(2,636)	(1,265)

Income before income taxes	77,185	61,631
Provision for income taxes	26,549	19,236

Income before equity in earnings of affiliates/minority interest in subsidiaries	50,636	42,395
Equity in earnings of affiliates/minority interest in subsidiaries	2,468	2,749

Net income	$53,104	$45,144

Average shares outstanding — diluted	102,293	101,929

Diluted earnings per share	$.52	$.44

Dividends per common share	$.24	$.23

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED
	April 1,	March 26,
	2007	2006
Net Sales
Consumer Packaging	$333,205	$298,301
Tubes and Cores/Paper	405,575	338,488
Packaging Services	123,763	96,667
All Other Sonoco	93,136	85,313

Consolidated	$955,679	$818,769

Income before income taxes
Operating Profit — Consumer Packaging	$29,569	$25,824
Operating Profit — Tubes and Cores/Paper	40,743	27,518
Operating Profit — Packaging Services	11,485	9,128
Operating Profit — All Other Sonoco	13,682	12,369
Restructuring charges	(6,806)	(2,355)
Interest, net	(11,488)	(10,853)

Consolidated	$77,185	$61,631

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Sonoco Reports 2007 First Quarter Financial Results — page 7
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	April 1,	December 31,
	2007	2006
Assets
Current Assets:
Cash and cash equivalents	$82,337	$86,498
Trade accounts receivables	491,999	459,022
Other receivables	32,344	33,287
Inventories	313,444	303,848
Prepaid expenses and deferred taxes	62,153	60,143

	982,277	942,798
Property, plant and equipment, net	1,019,702	1,019,594
Goodwill	668,784	667,288
Other intangible assets	93,651	95,885
Other assets	202,485	191,113

	$2,966,899	$2,916,678

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$579,392	$601,243
Notes payable and current portion of long-term debt	49,228	51,903
Accrued taxes	13,680	6,678

	642,300	659,824
Long-term debt	754,779	712,089
Pension and other postretirement benefits	214,577	209,363
Deferred income taxes and other	132,429	116,334
Shareholders’ equity	1,222,814	1,219,068

	$2,966,899	$2,916,678

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Sonoco Reports 2007 First Quarter Financial Results — page 8
Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” results. Some of the information presented in the press release reflects the Company’s “as reported” results adjusted to exclude certain amounts related to the Company’s restructuring initiatives and certain non-recurring or infrequent and unusual expenses. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share”.
These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Accordingly, Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.
Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently. To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information that includes the impact of restructuring charges and certain unusual items, and the non-GAAP measures that exclude them. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures as detailed below.
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Sonoco Reports 2007 First Quarter Financial Results — page 9
Reconciliation of GAAP1 to Non-GAAP Financial Measures
(Dollars in millions, except per share data)

Base Earnings Per Diluted Share[2]	Three Months Ended
(Unaudited)	April 1, 2007	March 26, 2006

Diluted Earnings Per Share, as reported (GAAP)	$.52	$.44
Adjusted for:
Restructuring charges, net of tax[4]	.05	.02

Base Earnings Per Share (Non-GAAP)	$.57	$.46

Base Earnings[3]	Three Months Ended
(Unaudited)	April 1, 2007	March 26, 2006

Net Income, as reported (GAAP)	$53.1	$45.1
Adjusted for:
Restructuring charges, net of tax[4]	4.8	1.4

Base Earnings (Non-GAAP)	$57.9	$46.5

1Generally Accepted Accounting Principles
2Base Earnings Per Diluted Share is a non-GAAP financial measure of earnings per share which excludes the impact of restructuring charges and certain non-recurring or infrequent and unusual expenses. Management believes it is useful to exclude these charges when evaluating financial performance because it believes these expenses are not reflective of the core profitability of our business.
3Base Earnings is a non-GAAP financial measure of net income, which excludes the impact of restructuring charges and certain non-recurring or infrequent and unusual expenses. Management believes it is useful to exclude these charges when evaluating financial performance because it believes these expenses are not reflective of the core profitability of our business.
4Restructuring charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Accordingly, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.